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[Sonic Letterhead]                                                 EXHIBIT 10.18


Mr. Stephen L. Wilson
4491 Vieja Drive
Santa Barbara, CA 93110

Dear Steve:

It is my pleasure to offer you the position of Vice President and Chief Financial Officer (CFO) for SONIC innovations, Inc. (SONIC). This position reports directly to the President and CEO. The terms of this offer include the following:

1.  Base salary will be $200,000 per year, paid twice monthly.

2. A guaranteed bonus of $82,000 will be paid on March 1, 2000. You will help me reformulate the executive bonus program for 2000 and beyond, then participate in that program as well.

3. Benefits include vacation, holidays and personal leave. You will be eligible for medical insurance for you and your dependents for which the premium is fully paid by SONIC. Your benefits will include long term disability insurance for which the premium is also paid 100% by SONIC. You will also be eligible for dental insurance; our 401k plan and flexible spending (cafeteria) plan.

4. The Board of Directors has agreed to grant you an option to purchase 550,000 shares of common stock at the current fair market price of $2.00 per share, provided that you begin employment prior to the next Board of Directors meeting on October 21, 1999, at which time the price may be adjusted. The grant will be subject to the standard terms and conditions of SONIC's Stock Option Agreement, except for the vesting schedule which shall be as follows:

              50,000 shares upon employment
              150,00 shares on the IPO
              200,000 shares at 6 months post employment
              250,000 shares at 9 months post employment
              300,000 shares at 12 month post employment
              350,000 shares at 18 months post employment
              450,000 shares at 24 months post employment
              500,000 shares at 30 months post employment
              550,000 shares at 36 months post employment

              These options shall be incentive stock options to the maximum extent permitted by law.

5. In the event of a change in control (defined as the acquisition by another person of greater than 50% ownership of SONIC's equity or assets, or a merger in which less than 50% of the combined company's equity is held by SONIC shareholders), half of your then outstanding unvested stock options shall vest immediately. If your employment is terminated or your job is reduced in scope subsequent to a change in control, then all your then unvested stock options shall vest immediately and you will receive an immediate cash payment to your two biggest year's salary and bonus.
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6.  Employment at SONIC is not for a specific term and can be terminated by you or by SONIC at any time, for any reason, with or without cause and with or without notice. If you choose to terminate your employment before completing one full year, you agree to repay relocation expenses which SONIC has paid on your behalf or reimbursed to you. If your employment is terminated by SONIC at any time, for reasons other than cause (defined as gross negligence, willful misconduct, or illegal acts which cause material harm to SONIC), or if your job is reduced in scope, you will receive an immediate cash payment equal to your highest one year's salary and bonus.

7. It shall be a condition of your employment that you execute SONIC's standard non-disclosure agreement concerning confidentiality and intellectual property rights, and that you will not bring to SONIC any proprietary technology or information from a third party.

8. When you report to work you will be asked to provide proof of eligibility to legally work in the United States.

9. The Company will pay reasonable and customary relocation expenses for your move to the Salt Lake City area, including real estate commissions on both ends, moving of household goods, and travel and temporary housing for your family. These amounts shall be grossed up for taxes. The Company will pay reasonable temporary living expenses and travel expenses between Salt Lake City and Santa Barbara for you for a period of up to 12 months. These amounts shall be grossed up for taxes.

10. It shall be understood that employment with SONIC requires 100% commitment by you to SONIC and that you shall not accept outside employment or consulting agreements, except that you may continue your Board position at Angeion Corporation, and except as consented to by the President and CEO, which consent shall not be unreasonably withheld.

11. SONIC anticipates your start date to be on or before October 20, 1999. This offer of employment expires on September 24, 1999. Please sign a copy of this letter, indicating your acceptance, and return it to me at your earliest convenience.

Steve, we have an opportunity to help the hearing impaired, as they have never been helped before. Please join us for the challenge and for the fun of building the best hearing aid company in the world!


Sincerely,

/s/ Andrew Raguskus / by Debbie Thomas

Andrew Raguskus
President & CEO



I accept the offer:      /s/ Stephen L. Wilson        Date:        9/24/99
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                             Stephen L. Wilson

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